SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549



                              ________
                              FORM 8-K

                           CURRENT REPORT


                   PURSUANT TO SECTION 13 OR 15(d)
               OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  March 11, 1999


                          LANDS' END, INC.
       (exact name of registrant as specified in its charter)





    DELAWARE                 1-9769              36-2512786
 (State or other          (Commission         (I.R.S. Employer
  jurisdiction            File Number)     Identification Number)
of incorporation)


 Lands' End Lane, Dodgeville, Wisconsin             53595
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number     608-935-9341
     including area code



                 INFORMATION INCLUDED IN THIS REPORT


Item 5.  Other Events.

Attached as Exhibit 99.3 to this report is a news release issued by Lands' End, Inc., discussing its reported results for its fourth quarter and fiscal year ended January 29, 1999, including its statements about goals for Internet sales, anticipated cost savings, and possible circulation reductions and their anticipated effects on sales or profits.















SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, its duly authorized officer and chief financial officer.






































                                    LANDS' END, INC.

Date April 8, 1999          By: /s/ STEPHEN A. ORUM
                                    Stephen A. Orum
                                    Executive Vice President &
                                    Chief Financial Officer





                                                     EXHIBIT 99.3

FOR IMMEDIATE RELEASE
                 LANDS' END REPORTS FISCAL 1999
               YEAR-END AND FOURTH QUARTER RESULTS
DODGEVILLE, WIS ... March 11, 1999 ...Lands' End, Inc. (LE), today reported results for its fourth quarter and fiscal year ended January 29, 1999.

Net sales for the 52-week year just ended totaled $1.371 billion, compared with $1.264 billion in the prior year, an increase of
8.5 percent. The increase in sales was primarily due to additional catalogs and pages mailed to customers. The growth in sales came primarily from the company's specialty businesses. Sales from foreign-based operations were up slightly for the year, while sales from the core business, represented by the monthly and prospecting catalogs, were down from the prior year.

Net income for the year just ended was $31.2 million, down 51 percent from the $64.2 million the company earned in fiscal 1998. Diluted earnings per share for the year just ended were $1.01, compared with $2.00 per share for the prior year. The diluted weighted average number of common shares outstanding was 30.8 million for fiscal 1999 and 32.1 million for fiscal 1998.

As previously reported, in the third and fourth quarters of fiscal 1999, the company had after-tax non-recurring charges of $0.9 million and $7.0 million, respectively, or $0.26 per share for the entire fiscal year. In the first quarter of fiscal 1998 the company had an after-tax gain of $4.9 million, or $0.15 per share, from the sale of its majority interest in The Territory
Ahead.   Before the effect of these adjustments, net income for
fiscal 1999 was $39.1 million, or $1.27 per share, compared with $59.2 million, or $1.85 per share in fiscal 1998.

Net sales in the fourth quarter of fiscal 1999 were $541 million, up 12.6 percent from the fourth quarter of the prior year, when net sales were $480 million. Net income for the quarter just ended was $25.7 million, down 37.7 percent from $41.3 million in the similar period a year ago. Including the effect of the non-recurring charge discussed above, diluted earnings per share for the quarter just ended were $0.84. Excluding that effect, diluted earnings per share for the quarter just ended were $1.07, compared with $1.32 in fiscal 1998.

In commenting on the results, company president and chief executive officer David F. Dyer said, "We've made much progress in this past quarter, especially in getting our inventory more closely aligned with sales, restructuring our organization into functional operating units and putting people in key leadership roles. Going forward, I believe our strengths as a premier direct merchant will enable us to position Lands' End as a major e-commerce player, in addition to a being a leading catalog company.

"One of the bright spots for us this year has been the Internet growth. Internet sales were $61 million in fiscal 1999, more than triple the $18 million of the prior year. From an expense perspective, it is less costly to advertise and take orders on the Internet, and over time, we will be able to mail fewer catalogs to those customers who prefer e-commerce shopping. Within three or four years, I would like to see a significant part of our sales coming via the Internet," he said.

Gross profit for the year just ended was $617 million, or 45.0 percent of net sales, compared with $588 million, or 46.6 percent of net sales, for the prior year. The decrease in gross profit margin was primarily due to more steep markdowns on higher sales of liquidated merchandise, especially in the fourth quarter when the company aggressively addressed its overstock situation, as
well as from lower initial markups.   Liquidations were about 10
percent of total net sales in fiscal 1999, compared with 8 percent in the prior year.

Year-end inventory was $220 million, down 9 percent from $241 million in fiscal 1998. Inventory throughout the entire year was higher as the company experienced softening sales, especially in the third quarter. To correct this, the company instituted price rollbacks, price reductions and some promotional pricing in the fourth quarter. This helped increase sales, but also had a negative effect on gross profit margin for the year and especially for the fourth quarter. The company's goal is to ship at least 90 percent of all items when the customer places an order. In fiscal 1999, the company achieved a first-time fulfillment rate of 91 percent.

Selling, general and administrative expenses rose 11 percent to $544 million in fiscal 1999, compared with $490 million in the prior year. As a percentage of sales, SG&A was 39.7 percent in fiscal 1999 and 38.8 percent in fiscal 1998. The increase in the SG&A ratio was mainly the result of lower productivity in the catalogs due to an increase in pages and catalogs mailed and a weaker response from customers. Additional factors increasing the SG&A ratio were relatively higher salaries and benefits, higher Year 2000 expenses, and increased investment in the Internet site. This was partially offset by lower bonus and profit sharing expense due to lower profitability. The number of full-price catalogs mailed totaled 259 million in fiscal 1999, up 12 percent from the prior year, while the total number of pages mailed was increased by about 10 percent.

Over the past two years, catalog circulation has increased 22 percent and page circulation by 38 percent. This level of circulation was due in part from our efforts to clear excess inventory in the fourth quarter. Starting this fall, circulation of catalogs and pages will be reduced to eliminate less profitable mailings. This will have a negative effect on sales growth, but is expected to have a positive impact on profits by increasing catalog productivity, or sales per page.

Lands' End is a direct merchant of traditionally styled, classic casualwear for the family, products for bed and bath, shoes, and accessories offered to customers through regular mailings of its monthly and specialty catalogs and the Internet.
*******************************************************
Supplemental information       FY 1999   FY 1998  Percent
           (in millions)                           change
  Twelve-month buyers             6.1      5.9     + 3.4%
  Three-year buyers              10.1      9.6     + 5.2%
  Names on mailing list          29.5     27.2     + 8.5%
  Capital expenditures          $46.8    $47.7     - 1.9%
  Depreciation & amortization   $18.7    $15.1     +23.8%


STATEMENT REGARDING FORWARD-LOOKING INFORMATION
Statements in this release that are not historical are forward looking, including, without limitation, statements about goals for Internet sales, anticipated cost savings, and possible circulation reductions and their anticipated effects on sales or profits. As such, these statements are inherently subject to a number of risks and uncertainties. Future results may be materially different from those expressed or implied by these statements due to various factors that may occur. Such factors include, but are not limited to the following: general economic or business conditions, both domestic and foreign; continued growth rates for e-commerce shopping; the company's ability to attract customers to the Internet; technology developments and their availability and cost; customer response to product offerings and initiatives; costs associated with printing and mailing catalogs; dependence on consumer seasonal buying patterns; and fluctuations in foreign currency exchange rates.

                              -0-

Contact Charlotte LaComb:  608-935-4835










CONSOLIDATED STATEMENTS OF OPERATIONS
Lands' End, Inc. & Subsidiaries
(Amounts in thousands, except per share data)

                           13 weeks  13 weeks    52 weeks    52 weeks
                            ended     ended       ended       ended
                           Jan. 29,  Jan. 30,    Jan. 29,    Jan. 30,
                             1999      1998        1999        1998

Net sales                  $541,172  $480,418  $1,371,375  $1,263,629

  Cost of sales             309,938   253,941     754,661     675,138

Gross profit                231,234   226,477     616,714     588,491
  Selling, general and
    administrative expenses 178,853   161,209     544,446     489,923
  Non-recurring charge       11,100         -      12,600           -

Income from operations       41,281    65,268      59,668      98,568
 Other income (expense):
    Interest expense         (1,466)     (696)     (7,734)     (1,995)
   Interest income               8       214          16       1,725
    Other                       957    (1,122)     (2,450)     (4,278)

  Total other income
    (expense), net             (501)   (1,604)    (10,168)     (4,548)

Income before income taxes
 and non-recurring gain      40,780    63,664      49,500      94,020
  Income tax provision       15,089    22,410      18,315      34,787

Net income before
 non-recurring gain          25,691    41,254      31,185      59,233
Non-recurring gain (net of
 income taxes)                    -         -           -       4,917
Net income                 $ 25,691  $ 41,254  $   31,185  $   64,150


Basic earnings per share
 before non-recurring gain $   0.85  $   1.33  $     1.02  $     1.86
Basic earnings per share
 from non-recurring gain   $      -  $      -  $        -  $     0.15
Basic earnings per share   $   0.85  $   1.33  $     1.02  $     2.01

Diluted earnings per share $   0.84  $   1.32  $     1.01  $     2.00

Basic weighted average
 shares outstanding          30,207    31,024      30,471      31,851
Diluted weighted average
 shares outstanding          30,452    31,359      30,763      32,132


CONSOLIDATED BALANCE SHEETS
Lands' End, Inc. & Subsidiaries              Jan. 29,     Jan. 30,
(Dollars in thousands)                          1999        1998
Assets
Current assets:
  Cash and cash equivalents                  $  6,641     $  6,338
  Receivables, net                             21,083       15,443
  Inventory                                   219,686      241,154
  Prepaid advertising                          21,357       18,513
  Other prepaid expenses                        7,589        5,085
  Deferred income tax benefit                  17,947       12,613
Total current assets                          294,303      299,146

Property, plant and equipment, at cost:
  Land and buildings                          102,018       81,781
  Fixtures and equipment                      154,663      118,190
  Leasehold improvements                        5,475        5,443
  Construction in progress                          -       12,222
Total property, plant and equipment           262,156      217,636
  Less - accumulated depreciation
    and amortization                          101,570       84,227
Property, plant and equipment, net            160,586      133,409
Intangibles, net                                1,030          917

Total assets                                 $455,919     $433,472

Liabilities and shareholders' investment
Current liabilities:
  Lines of credit                            $ 38,942     $ 32,437
  Accounts payable                             87,922       83,743
  Reserve for returns                           7,193        6,128
  Accrued liabilities                          54,392       34,942
  Accrued profit sharing                        2,256        4,286
  Income taxes payable                         14,578       20,477
Total current liabilities                     205,283      182,013

Deferred income taxes                           8,133        8,747

Shareholders' investment:
  Common stock, 40,221 shares issued              402          402
  Donated capital                               8,400        8,400
  Additional paid-in capital                   26,994       26,457
  Deferred compensation                          (394)      (1,047)
  Accumulated other comprehensive income        2,003          875
  Retained earnings                           406,396      375,211
  Treasury stock, 10,317 and 9,281
   shares at cost, respectively              (201,298)    (167,586)
Total shareholders' investment                242,503      242,712
Total liabilities and
  shareholders' investment                   $455,919     $433,472


CONSOLIDATED STATEMENTS OF CASH FLOWS
Lands' End, Inc. & Subsidiaries                  Twelve months ended
(In thousands)                                   Jan. 29,   Jan. 30,
                                                  1999       1998

Cash flows from (used for) operating activities:
  Net income                                     $ 31,185   $ 64,150
  Adjustments to reconcile net income to net
    cash flows from operating activities-
       Depreciation and amortization               18,731     15,127
       Deferred compensation expense                  653        323
       Deferred income taxes                       (5,948)    (1,158)
       Pre-tax gain on sale of subsidiary               -     (7,805)
       Loss on disposal of fixed assets               586      1,127
       Changes in current assets and liabilities
        excluding the effects of acquisitions
        and divestitures:
         Receivables                               (5,640)    (7,019)
         Inventory                                 21,468   (104,545)
         Prepaid advertising                       (2,844)    (7,447)
         Other prepaid expenses                    (2,504)    (1,366)
         Accounts payable                           4,179     11,616
         Reserve for returns                        1,065        944
         Accrued liabilities                       19,593      8,755
         Accrued profit sharing                    (2,030)     1,349
         Income taxes payable                      (5,899)    (1,047)
        Other                                       1,665         64
Net cash flows from (used for)
 operating activities                              74,260    (26,932)

Cash flows from (used for) investing activities:
  Cash paid for capital additions                 (46,750)   (47,659)
  Proceeds from sale of subsidiary                      -     12,350
Net cash flows used for investing activities      (46,750)   (35,309)

Cash flows from (used for) financing activities:
  Proceeds from short-term borrowings               6,505     21,242
  Purchases of treasury stock                     (35,557)   (45,899)
  Issuance of treasury stock                        1,845        409

Net cash flows used for financing activities      (27,207)   (24,248)

Net increase (decrease) in cash and
  cash equivalents                                    303    (86,489)

Beginning cash and cash equivalents                 6,338     92,827

Ending cash and cash equivalents                 $  6,641   $  6,338